CHAPMAN AND CUTLER
                     111 WEST MONROE STREET
                    CHICAGO, ILLINOIS  60603


                        December 4, 1996



Nike Securities L.P.
Suite 300
1001 Warrenville Road
Lisle, Illinois  60532

The Chase Manhattan Bank
4 New York Plaza, 6th Floor
New York, New York  10004-2413


     Re:  The First Trust Special Situations Trust, Series 144

Gentlemen:

     We have acted as counsel for Nike Securities L.P., Depositor of The First Trust Special Situations Trust, Series 144 (the "Fund"), in connection with the issuance of units of fractional undivided interests in the Trust of said Fund (the "Trust"), under a Trust Agreement dated December 4, 1996 (the "Indenture") among Nike Securities L.P., as Depositor, The Chase Manhattan Bank, as Trustee, Securities Evaluation Service, Inc., as Evaluator, and First Trust Advisors L.P., as Portfolio Supervisor.

     In this connection, we have examined the Registration Statement, the form of Prospectus proposed to be filed with the Securities and Exchange Commission, the Indenture and such other instruments and documents as we have deemed pertinent. The
opinions  expressed  herein  assume  that  each  Trust  will   be
administered, and investments by a Trust from proceeds of subsequent deposits, if any, will be made, in accordance with the terms of the Indenture. Each Trust holds Treasury Obligations and may include "stripped" U.S. Treasury bonds (the "Stripped Treasury Securities") (collectively "the Securities") as such term is defined in the Prospectus.

     Based upon the foregoing and upon an investigation of such matters of law as we consider to be applicable, we are of the opinion that, under existing Federal income tax law:

          (i) Each Trust is not an association taxable as a corporation but will be governed by the provisions of Subchapter J (relating to Trusts) of Chapter 1, Internal
     Revenue Code of 1986 (the "Code").

          (ii) Each Unit holder will be considered the owner of a pro rata portion of each Security in each Trust and will be considered to have received the interest on his pro rata portion of each Security when interest on such Security is received by the respective Trust. Each Unit holder will also be required to include in taxable income for federal income tax purposes, original issue discount with respect to his interest in any Security held by each Trust which was issued with original issue discount at the same time and in the same manner as though the Unit holder were the direct owner of such interest. Original issue discount will be treated as zero with respect to the Securities if it is "de minimis" within the meaning of Section 1273 of the Code and, based upon a Treasury Regulation (the "Regulation") which was issued on December 28, 1992 regarding the stripped bond rules of the Code, original issue discount with respect to a Stripped Treasury Security will be treated as zero if it is "de minimis" as determined thereunder.

          (iii) Each Unit holder will be considered the owner of a pro rata portion of each asset in each Trust. The total cost to a Unit holder of his Units, including sales charges, is allocated among his pro rata portion of each asset held by each Trust (in proportion to the fair market values thereof on the valuation date closest to the date the Unit holder purchases Units) in order to determine his initial tax basis for his pro rata portion of each asset held by each Trust. The Stripped Treasury Securities are treated as bonds that were originally issued at an original issue discount. Because the Stripped Treasury Securities represent interests in "stripped" U.S. Treasury bonds, a Unit holder's initial basis for his pro rata portion of each Stripped Treasury Security held by the Trust (determined at the time he acquires his Units, in the manner described above) shall be treated as its "purchase price" by the Unit holder. Under the special rules relating to stripped bonds, original issue discount applicable to the Stripped Treasury Securities is effectively treated as interest for Federal income tax purposes and the amount of original issue discount in this case is generally the difference between the bond's purchase price and its stated redemption price at maturity. A Unit holder will be required to include in gross income for each taxable year the sum of his daily portions of original issue discount attributable to the Stripped Treasury Securities held by a Trust as such original issue discount accrues and will in general be subject to Federal income tax with respect to the total amount of such original issue discount that accrues for such year even though the income is not distributed to the Unit holders during such year to the extent it is greater than or equal to the "de minimis" amount described below. To the extent the amount of such discount is less than the respective "de minimis" amount, such discount shall be treated as zero. In general, original issue discount accrues daily under a constant interest rate method which takes into account the semi-annual compounding of accrued interest. In the case of Stripped Treasury Securities this method will generally result in an increasing amount of income to the Unit holders each year. A Unit holder's tax basis for his pro rata portion of each asset held by a Trust may be subject to adjustment as discussed in paragraph (v) hereof.

          (iv) The Unit holder's aliquot share of the total proceeds received on the disposition of, or principal paid with respect to, a Security held by a Trust will constitute ordinary income (which will be treated as interest income for most purposes) to the extent it does not exceed the accrued market discount on such Security that has not previously been included in taxable income by such Unit holder. A Unit holder may generally elect to include market discount in income as such discount accrues. In general, market discount is the excess, if any, of the Unit holder's pro rata portion of the outstanding principal balance of a Security over the Unit holder's initial tax basis for such pro rata portion, determined at the time such Unit holder acquires his Units. However, market discount with respect to any Security will generally be considered zero if it amounts to less than 0.25% of the obligation's stated redemption price at maturity times the number of years to maturity. The market discount rules do not apply to Stripped Treasury Securities because they are stripped debt instruments subject to special original issue discount rules as discussed above. If a Unit holder sells his Units, gain, if any, will constitute ordinary income to the extent of the aggregate of the accrued market discount on the Unit holder's pro rata portion of each Security that is held by a Trust that has not previously been included in taxable income by such Unit holder. In general, market discount accrues on a ratable basis unless the Unit holder elects to accrue such discount on a constant interest rate basis. However, no opinion is expressed herein regarding the precise manner in which market discount accrues. The deduction by a Unit holder for any interest expense incurred to purchase or carry Units will be reduced by the amount of any accrued market discount that has not yet been included in taxable income by such Unit holder. In general, the portion of any interest expense which is not currently deducible would be ultimately deductible when the accrued market discount is included in income.

          (v) As discussed in paragraph (iv) hereof, if a Unit holder sells his Units, gain, if any, will constitute ordinary income to the extent of the aggregate of the accrued market discount (which has not previously been included in such Unit holder' taxable income) with respect to a Unit holder's pro rata portion of each Security held by a Trust. Any other gains (or losses) will be capital gains (or losses) except in the case of a dealer or a financial institution, and will be long-term if the Unit holder has held his Units for more than one year. A Unit holder will recognize taxable gains ( or losses) (a) upon redemption or sale of his Units, (b) if the Trustee disposes of an asset or (c) upon receipt by the Trustee of payments of principal on the Securities. The amount of any such gain (or loss) is measured by comparing the Unit holder's pro rata share of the total proceeds from the transaction with his adjusted tax basis in his Units or his pro rata interest in the asset as the case may be, and then reducing such gain, if any, to the extent characterized as ordinary income resulting from accrued market discount as discussed above. A Unit holder's tax basis in his Units and his pro rata portion of each of the underlying assets of a Trust may be adjusted to reflect the accrual of market discount (if the Unit holder has elected to include such discount in income as it accrues), original issue discount and amortized bond premium, if any. The tax basis reduction requirements of said Code relating to amortization of bond premium may, under some circumstances, result in the Unit holder realizing a taxable gain when his Units are sold or redeemed for an amount equal to his original cost. In addition, Unit holders must reduce the tax basis of their Units and their pro rata portion of the  underlying  assets of each Trust  for  their  share  of accrued interest received by such Trust, if any, on Securities delivered after the Unit holders pay for their Units to the extent that such interest accrued on such Securities before the date the Trust acquired ownership of the Securities (and the amount of this reduction may exceed the amount of accrued interest paid to the seller) and, consequently, such Unit holders may have an increase in taxable gain or reduction in capital loss upon the disposition of such Units or such Securities.

          (vi) The Code provides that "miscellaneous itemized deductions" are allowable only to the extent that they exceed two percent of an individual taxpayer's adjusted gross income. Miscellaneous itemized deductions subject to this limitation under present law include fees of the Trustee and the Evaluator but does not include amortizable bond premium on Securities held by a Trust.

     The Code provides a complex set of rules governing the accrual of original issue discount, including special rules relating to "stripped" debt instruments such as the Stripped Treasury Securities. These rules provide that original issue discount generally accrues on the basis of a constant compound interest rate over the term of the security. Special rules apply if the purchase price of a Treasury Obligation exceeds its original issue price plus the amount of original issue discount which would have previously accrued, based upon its issue price (its "adjusted issue price"). Similarly, these special rules would apply to a Unit holder if the tax basis of his pro rata portion of a Treasury Obligation issued with original issue discount exceeds his pro rata portion of its adjusted issue price. In addition, as discussed above, the Regulation provides that the amount of original issue discount on a stripped bond is considered zero if the actual amount of original issue discount on such stripped bond as determined under Section 1286 of the Code is less that a "de minimis" amount, which, the Regulation provides, is the product of (i) 0.25 percent of the stated redemption price at maturity and (ii) the number of full years from the date the stripped bond is purchased (determined separately for each new purchaser thereof) to the final maturity date of the bond.

     For taxable years beginning after December 31, 1986 and before January 1, 1996, certain corporations may be subject to the environmental tax (the "Superfund Tax") imposed by Section 59A of the Code. Interest received from, and gains recognized from the disposition of, a Security by a Trust or the sale of Units by a Unit holder will be included by such corporations in the computation of the Superfund Tax. Under current Code provisions, the Superfund Tax does not apply to tax years beginning on or after January 1, 1996. However, the Superfund Tax could be extended retroactively.

     The Revenue Reconciliation Act of 1993 (the Tax Act) raised tax rates on ordinary income while capital gains remain subject to a 28 percent maximum stated rate for taxpayers other than corporations. Because some or all capital gains are taxed at a comparatively lower rate under the Tax Act, the Tax Act includes a provision that recharacterizes capital gains as ordinary income in the case of certain financial transactions that are (conversion transactions) effective for transactions entered into after April 30, 1993.

     A Unit holder who is a foreign investor (i.e., an investor other than a U.S. citizen or resident or a U.S. corporation, partnership, estate or trust) will not be subject to United States Federal income taxes, including withholding taxes on interest income (including any original issue discount) on, or any gain from the sale or other disposition of his pro rata interest in any Security held by a Trust or the sale of his Units provided that all of the following conditions are met:

          (i) the interest income or gain is not effectively connected with the conduct by the foreign investor of a trade or business within the United States;

          (ii)   with  respect to any gain, the foreign  investor
     (if an individual) is not present in the United States for 183 days or more during his or her taxable year;

          (iii) the Security was issued after July 18, 1984; and

          (iv) the foreign investor provides all certification which may be required of his status and of the matters contained in clauses (i) and (ii) above.

     The scope of this opinion is expressly limited to the matters set forth herein and, except as expressly set forth above, we express no opinion with respect to any other taxes, including foreign, state or local taxes or collateral tax
consequences   with  respect  to  the  purchase,  ownership   and
disposition of Units.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement (File No.333-01285) relating to the Units referred to above and to the use of our name and to the reference to our firm in said Registration Statement and in the related Prospectus.

                                    Very truly yours,


                                    CHAPMAN AND CUTLER
EFF/erg